Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Power Increases Revenue 72%, Triples Gross Margin,

as e-Bloc and E-BOOST EV-Charging Solutions Drive Growth

Backlog Increases to $24 Million, Largest Since Sale of Transformer Business,

Reflecting Demand for e-Bloc and E-BOOST Products

FORT LEE, N.J., May 16, 2022 /PRNewswire/ -- Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer,” “Pioneer Power” or the “Company”), a leader in the design, manufacture, service and integration of electrical power systems, distributed energy resources, power generation equipment and mobile electric vehicle (“EV”) charging solutions, today provided a business update and announced financial results for the first quarter ended March 31, 2022.

●	Accelerated sales of e-Bloc with more than $1.3 million sold in Q1. Approximately $15.2 million of the backlog reflects e-Bloc orders.
●	Recognized $788,000 in revenue from E-BOOST mobile EV charging solutions.
●	Received initial order for two E-BOOST units from Navistar, a leading manufacturer and solutions provider of trucks and buses. Both units were delivered in early May and were featured at the 2022 Advanced Clean Transportation (ACT) Expo, the largest advanced transportation technology and clean fleet event.

MOBILE
CHARGING POWERSKID
NEXT
SCHOOL BUS
In-Charge

●	Backlog increased to $24.0 million at March 31, 2022, compared to $22.8 million at December 31, 2021 and $17.1 million at March 31, 2021. This is the highest backlog since the Company sold its transformer business over 30 months ago.

Financial Highlights for the First Quarter of 2022:

●	Revenue increased 72% to $6.0 million for the three months ended March 31, 2022, as compared to $3.5 million for the three months ended March 31, 2021. The $6.0 million in revenue is the highest quarterly revenue level since the fourth quarter of 2019.
●	Gross profit increased over 450% to $875,000 for the three months ended March 31, 2022, or 14.5% gross margin, as compared to $159,000 for the three months ended March 31, 2021, or 4.5% gross margin, reflecting higher volumes, and specifically the contribution of newly introduced EV-charging solutions, as well as improved productivity.
●	Total operating loss narrowed by $235,000 to $871,000, even as the Company increased selling, general and administrative expenses by $481,000 to support its new strategic initiatives.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “The first quarter of 2022 reflects the initial, strong contribution from our new e-Bloc and E-BOOST EV-charging solutions, driving a more than 70% increase in revenue to our highest quarterly revenue in more than two years, continued expansion of our backlog and a 450% improvement in gross profit. We expect to begin delivering units related to our large e-Bloc order in the second quarter, with the bulk of the shipments to be delivered in the third and fourth quarters of this year. Market response to our E-BOOST suite at the ACT Expo exceeded expectations. These products are seeing strong demand just a few months after their launch, and our confidence that they will materially contribute to 2022 revenues is growing.”

Mr. Mazurek continued, “With a backlog of $24 million at March 31, 2022 and growing demand for these new solutions, we are increasingly confident we will grow our 2022 revenue by at least 50% over our 2021 revenue and deliver continued margin expansion. We are hopeful that each quarter will show year-over-year growth, with the majority of growth occurring in the second half of 2022. We expect to generate positive operating cash flow for 2022.”

First Quarter 2022 Financial Results

Revenue

Total revenue for the three months ended March 31, 2022 increased 72.4% to $6.0 million, compared to $3.5 million for the same period in 2021, primarily due a significant increase in sales of our e-Bloc power systems and switchgear equipment, and the delivery of our first E-BOOST unit.

Gross Margin

Gross profit for the first quarter of 2022 was $875,000, or 14.5% of revenues, compared to $159,000, or 4.5% of revenues, for the same period in 2021. The increase in gross profit was primarily driven by sales of higher-margin EV-charging solutions and improved productivity, partially offset by higher input and freight costs.

Operating Loss

For the three months ended March 31, 2022, operating loss narrowed by $235,000 to $871,000, as compared to $1.1 million during same period in 2021, even as the Company increased selling, general and administrative expenses by $481,000 to support its expected continued growth.

Net Income / (Loss)

The Company’s net loss was $788,000, or $(0.08) per basic and diluted share, for the three months ended March 31, 2022, compared to net income of $351,000, or $0.04 per basic and diluted share, during the three months ended March 31, 2021. The first quarter of 2021 included a $1.4 million gain in other income for the forgiveness of the Company’s Paycheck Protection Program loan.

Balance Sheet

As of March 31, 2022, the company had $13.6 million in cash and restricted cash, compared to $11.7 million in cash and restricted cash as of December 31, 2021.

Earnings Conference Call:

Management will host a conference call later today, May 16, 2022 at 5 p.m. Eastern Time to discuss the Company’s 2022 first quarter financial results with the investment community.

To participate, please call 1-844-826-3035 if calling within the United States or 1-412-317-5195 if calling internationally. When asked, please reference confirmation code 10167319.

The call will also be accompanied live by webcast over the Internet and accessible at
https://viavid.webcasts.com/starthere.jsp?ei=1549135&tp_key=2b84804abf.

A replay will be available until May 23, 2022 which can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use passcode 10167319 to access the replay.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture, integration, refurbishment, service and distribution of electric power systems, distributed energy resources, power generation equipment and mobile EV charging solutions for applications in the utility, industrial and commercial markets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on two customers for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the liquidity and trading volume of the Company’s common stock and (xii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

Tables Follow

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash	$13,138	$9,924
Restricted cash	505	1,775
Notes receivable and accrued interest	5,886	5,778
Accounts receivable, net	4,145	2,429
Inventories	6,965	4,160
Prepaid expenses and other current assets	1,523	1,069
Total current assets	32,162	25,135
Property and equipment, net	592	516
Right-of-use assets	2,180	2,237
Other assets	49	39
Total assets	$34,983	$27,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,401	$4,159
Deferred revenue	7,318	2,423
Total current liabilities	14,719	6,582
Other long-term liabilities	1,426	1,793
Total liabilities	16,145	8,375
Commitments
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 30,000,000 shares authorized; 9,644,545 and 9,640,545 shares issued and outstanding on March 31, 2022 and December 31, 2021, respectively	10	10
Additional paid-in capital	31,914	31,840
Accumulated other comprehensive income	14	14
Accumulated deficit	(13,100)	(12,312)
Total stockholders’ equity	18,838	19,552
Total liabilities and stockholders’ equity	$34,983	$27,927

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues	$6,036	$3,502
Cost of goods sold	5,161	3,343
Gross profit	875	159
Operating expenses
Selling, general and administrative	1,746	1,265
Total operating expenses	1,746	1,265
Loss from continuing operations	(871)	(1,106)
Interest income	(101)	(93)
Other expense (income)	11	(1,343)
(Loss) income before taxes	(781)	330
Income tax expense (benefit)	7	(21)
Net (loss) income	$(788)	$351

(Loss) income per share:
Basic	$(0.08)	$0.04
Diluted	$(0.08)	$0.04

Weighted average common shares outstanding:
Basic	9,641	8,726
Diluted	9,641	8,789

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Operating activities
Net (loss) income	$(788)	$351
Depreciation	36	37
Amortization of right-of-use finance leases	51	107
Amortization of imputed interest	(107)	(107)
Interest expense from PPP Loan	—	4
Gain on forgiveness of PPP Loan	—	(1,417)
Amortization of right-of-use operating leases	163	130
Change in receivable reserves	28	34
Proceeds from insurance receivable	—	95
Stock-based compensation	57	33
Changes in current operating assets and liabilities:
Accounts receivable	(1,743)	(1,480)
Inventories	(2,805)	(780)
Prepaid expenses and other assets	(478)	(94)
Income taxes	19	(10)
Accounts payable and accrued liabilities	2,920	421
Deferred revenue	4,895	1,849
Principal repayments of operating leases	(161)	(114)
Net cash provided by / (used in) operating activities	2,087	(941)

Investing activities
Additions to property and equipment	(112)	—
Net cash used in investing activities	(112)	—

Financing activities
Net proceeds from the exercise of options for common stock	17	—
Principal repayments of financing leases	(48)	(118)
Net cash used in financing activities	(31)	(118)

Increase / (decrease) in cash and restricted cash	1,944	(1,059)
Cash, and restricted cash, beginning of year	11,699	7,567
Cash, and restricted cash, end of period	$13,643	$6,508

Non-cash investing and financing activities:
Acquisition of right-of-use assets and lease liabilities	156	—

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